UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3.)



                               ACADIA REALTY TRUST
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)




                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)




                                     4239109
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)




                                DECEMBER 31, 2007
--------------------------------------------------------------------------------
                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

CUSIP NO. 4239109                      13G                    PAGE 2 OF 12 PAGES

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V. (1)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
          Not Applicable                                                (b) [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        4,027,808 (2)
NUMBER OF               --------------------------------------------------------
SHARES              6   SHARED VOTING POWER
BENEFICIALLY            0
OWNED BY EACH           --------------------------------------------------------
REPORTING           7   SOLE DISPOSITIVE POWER
PERSON WITH:            4,027,808 (2)
                        --------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,027,808
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [_]
          Not Applicable
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.51%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
----------
(1) This filing corrects what was reported by ING Groep N.V. on its Schedule 13G/A filed on February 14, 2008. Specifically, it reflects the role of ING Fund Management B.V. as the manager of client portfolios that hold shares of the Issuer.

(2) 1,162,808 of these shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios.

CUSIP NO. 4239109                      13G                    PAGE 3 OF 12 PAGES

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Bewaar Maatschappij I B.V. (3)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
          Not Applicable                                                (b) [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        0
NUMBER OF               --------------------------------------------------------
SHARES              6   SHARED VOTING POWER
BENEFICIALLY            2,865,000
OWNED BY EACH           --------------------------------------------------------
REPORTING           7   SOLE DISPOSITIVE POWER
PERSON WITH:            0
                        --------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,865,000
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [_]
          Not Applicable
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.90%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
----------
(3) ING Bewaar Maatschappij I B.V. is a wholly owned indirect subsidiary of ING Groep N.V.

CUSIP NO. 4239109                      13G                    PAGE 4 OF 12 PAGES

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Fund Management B.V. (4)
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
          Not Applicable                                                (b) [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        0
NUMBER OF               --------------------------------------------------------
SHARES              6   SHARED VOTING POWER
BENEFICIALLY            2,865,000
OWNED BY EACH           --------------------------------------------------------
REPORTING           7   SOLE DISPOSITIVE POWER
PERSON WITH:            2,865,000
                        --------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,865,000
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [_]
          Not Applicable
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.90%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
----------

(4) ING Fund Management B.V. is a wholly owned indirect subsidiary of ING Groep N.V.

CUSIP NO. 4239109                      13G                    PAGE 5 OF 12 PAGES

ITEM 1(a).            NAME OF ISSUER:

                      Acadia Realty Trust

ITEM 1(b).            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      1311 Mamaronek Avenue
                      Suite 260
                      White Plains, NY 10605

ITEM 2(a).            NAME OF PERSON FILING:

                      ING Groep N.V.
                      ING Bewaar Maatschappij I B.V.
                      ING Fund Management B.V.

ITEM 2(b).            ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                      RESIDENCE:

                      ING Groep N.V.:
                      Amstelveenseweg 500
                      1081 KL Amsterdam
                      P.O. Box 810
                      1000 AV Amsterdam
                      The Netherlands

                      ING Bewaar Maatschappij I B.V.
                      Prinses Beatrixlaan 15
                      2595 AS Den Haag
                      The Netherlands

                      ING Fund Management B.V.
                      Prinses Beatrixlaan 15
                      2595 AS Den Haag
                      The Netherlands

ITEM 2(c).            CITIZENSHIP:

                      See item 4 on Page 2
                      See item 4 on Page 3
                      See item 4 on Page 4

ITEM 2(d).            TITLE OF CLASS OF SECURITIES:

                      Ordinary Shares

ITEM 2(e).            CUSIP NUMBER:

                      4239109

CUSIP NO. 4239109                      13G                    PAGE 6 OF 12 PAGES

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS
                      A:  (Not Applicable)

         (a) |_| Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) |_|      Bank as defined in Section 3(a)(6) of the Exchange
                      Act;

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e) |_|      Investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E) under the Exchange Act;

         (f) |_| Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

         (g) |_| Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

         (h) |_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.               OWNERSHIP.

         (a) Amount beneficially owned:

                      See item 9 on Page 2
                      See item 9 on Page 3
                      See item 9 on Page 4

         (b) Percent of class:

                      See item 11 on Page 2
                      See item 11 on Page 3
                      See item 11 on Page 4

CUSIP NO. 4239109                      13G                    PAGE 7 OF 12 PAGES

         (c) Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote:

                      See item 5 on Page 2
                      See item 5 on Page 3
                      See item 5 on Page 4

            (ii)    Shared power to vote or to direct the vote:

                    See item 6 on Page 2
                    See item 6 on Page 3
                    See item 6 on Page 4

           (iii) Sole power to dispose or to direct the disposition of:

                    See item 7 on Page 2
                    See item 7 on Page 3
                    See item 7 on Page 4

            (iv) Shared power to dispose or to direct the disposition of:

                    See item 8 on Page 2
                    See item 8 on Page 3
                    See item 8 on Page 4

ITEM 5.               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      Not Applicable

ITEM 6.               OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                      PERSON.

                      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                      Not Applicable

ITEM 8.               IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      Not Applicable

ITEM 9.               NOTICE OF DISSOLUTION OF GROUP.

                      Not Applicable

CUSIP NO. 4239109                      13G                    PAGE 8 OF 12 PAGES

ITEM 10.              CERTIFICATION.

                      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 4239109                      13G                    PAGE 9 OF 12 PAGES


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             March 19, 2008
                                             -----------------------------------
                                             (Date)


                                             ING GROEP N.V.


                                             By:
                                             /s/  Eric E. Ribbers
                                             -----------------------------------
                                             (Signature)


                                             Eric E. Ribbers
                                             Senior Compliance Officer
                                             -----------------------------------
                                             (Name/Title)


                                             /s/  Klaas de Wit
                                             -----------------------------------
                                             (Signature)


                                             Klaas de Wit
                                             Head of Compliance Insiders
                                             -----------------------------------
                                             (Name/Title)

CUSIP NO. 4239109                      13G                   PAGE 10 OF 12 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             March 19, 2008
                                             -----------------------------------
                                             (Date)


                                             ING BEWAAR MAATSCHAPPIJ I B.V.


                                             By:

                                             /s/  Eric E. Ribbers
                                             -----------------------------------
                                             (Signature)


                                             Eric E. Ribbers
                                             Authorized Signatory
                                             -----------------------------------
                                             (Name/Title)


                                             /s/  Klaas de Wit
                                             -----------------------------------
                                             (Signature)


                                             Klaas de Wit
                                             Authorized Signatory
                                             -----------------------------------
                                            (Name/Title)

CUSIP NO. 4239109                      13G                   PAGE 11 OF 12 PAGES


                                             March 19, 2008
                                             -----------------------------------
                                             (Date)


                                             ING FUND MANAGEMENT B.V.


                                             By:

                                             /s/  Eric E. Ribbers
                                             -----------------------------------
                                             (Signature)


                                             Eric E. Ribbers
                                             Authorized Signatory
                                             -----------------------------------
                                             (Name/Title)


                                             /s/  Klaas de Wit
                                             -----------------------------------
                                             (Signature)


                                             Klaas de Wit
                                             Authorized Signatory
                                             -----------------------------------
                                            (Name/Title)